Exhibit 99.1

FOR IMMEDIATE RELEASE

John Morton III Appointed to Broadwing Corporation’s Board of Directors

AUSTIN, TX April 4, 2006 - Broadwing Corporation (NASDAQ: BWNG) today announced that the Company’s Board of Directors has appointed John Morton III as a Class I Director to replace Freeman A. Hrabowski until the Company’s May 12, 2006 Annual Shareholders’ Meeting. Mr. Hrabowski submitted his resignation to the Board effective April 1, 2006. As detailed in Broadwing’s Proxy Statement filed March 24, 2006, the Board has also nominated Mr. Morton for election to the Board of Directors to serve as a Class I Director to hold office until the Company’s 2007 Annual Meeting. The Board’s nomination of Mr. Morton will be voted on by eligible shareholders at Broadwing’s 2006 Annual Meeting on May 12, 2006.

Prior to retiring in September 2005, Mr. Morton served as President of Premier Bank, Bank of America and was a member of Bank of America’s Management Operating Committee. Mr. Morton served as President of Mid-Atlantic Region, Bank of America, from 1997-2001 and as President of the Private Client Group from 1996-1997. From 1994-1996, he was Chairman, CEO and President of The Boatmen’s National Bank of St. Louis. In 1990/1991, Mr. Morton served as Perpetual Financial Corporation’s Chairman, Chief Executive Officer and President. Mr. Morton’s Board of Director positions have included: Chairman – Perpetual Financial Corp.; Chairman – Boatmen’s National Bank of St. Louis; Audit and Compensation Committees – Farm and Home Financial and ERC International; and Chairman of Special Committee – Dynamac International. Mr. Morton was a member of the Executive Committee of the Federal City Council in Washington DC and a former chairman of the Greater Baltimore Committee in Baltimore. Mr. Morton holds a bachelor’s degree from the U.S. Naval Academy and a master’s in business administration from Harvard University. He served in the U.S. Navy as a lieutenant aboard the nuclear submarine U.S.S. George Washington Carver.

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John Morton III Appointed to Broadwing Corporation’s Board of Directors

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises and service providers. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

Investor and Media Contact:

Dawn Benchelt

Investor Relations

Phone: (312) 895-8507

Investorrelations@broadwing.com